                 AGREEMENT AND PLAN OF MERGER


                         BY AND AMONG


             NATIONAL SEMICONDUCTOR CORPORATION,


                    NOVA ACQUISITION CORP.


                             AND


                      CYRIX CORPORATION


                  DATED AS OF JULY 28, 1997

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                      TABLE OF CONTENTS


                          ARTICLE I
                          THE MERGER

Section 1.1   The Merger                                    2
Section 1.2   Effective Date of the Merger                  2
Section 1.3   Effects of the Merger                         2

                          ARTICLE II
                  THE SURVIVING CORPORATION

Section 2.1   Certificate of Incorporation                  3
Section 2.2   By-laws                                       3
Section 2.3   Board of Directors; Officers                  3

                         ARTICLE III
                   CONVERSION OF SECURITIES

Section 3.1   Exchange Ratio                                3
Section 3.2   Parent to Make Certificates Available         5
Section 3.3   Dividends; Transfer Taxes                     5
Section 3.4   No Fractional Shares                          6
Section 3.5   Company Shareholders' Meeting                 6
Section 3.6   Closing of the Company's Transfer Books       7
Section 3.7   Assistance in Consummation of the Merger      7
Section 3.8   Closing                                       7

                          ARTICLE IV
       REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.1   Organization and Qualification                7
Section 4.2   Capitalization                                8
Section 4.3   Subsidiaries                                  8
Section 4.4   Authority Relative to This Merger
                Agreement                                   9
Section 4.5   Reports and Financial Statements             10
Section 4.6   Absence of Certain Changes or Events         11
Section 4.7   Litigation                                   11
Section 4.8   Information in Disclosure Documents,
                Registration Statements, Etc.              11
Section 4.9   Parent Action                                12
Section 4.10  Compliance With Applicable Laws              12
Section 4.11  Tax and Accounting Matters                   12
Section 4.11  Intel License                                13

                             -i-
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                          ARTICLE V
        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1   Organization and Qualification               13
Section 5.2   Capitalization                               13
Section 5.3   Subsidiaries                                 14
Section 5.4   Authority Relative to This Merger
                Agreement                                  15
Section 5.5   Reports and Financial Statements             16
Section 5.6   Absence of Certain Changes or Events         16
Section 5.7   Litigation                                   17
Section 5.8   Information in Disclosure Documents          17
Section 5.9   Labor Matters                                18
Section 5.10  Employee Benefit Plans; ERISA                18
Section 5.11  Takeover Provisions Inapplicable             21
Section 5.12  Company Action                               21
Section 5.13  Fairness Opinion                             21
Section 5.14  Financial Advisor                            21
Section 5.15  Compliance With Applicable Laws              22
Section 5.16  Liabilities                                  22
Section 5.17  Taxes                                        22
Section 5.18  Certain Agreements                           23
Section 5.19  Inventory                                    24
Section 5.20  Patents, Trademarks, Etc.                    25
Section 5.21  Product Liability                            26
Section 5.22  Environment                                  26
Section 5.23  Tax and Accounting Matters                   27
Section 5.24  Authorized Stock                             27

                          ARTICLE VI
            CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1   Conduct of Business by the Company
                Pending the Merger                         28
Section 6.2   Conduct of Business by Parent and Sub
                Pending the Merger                         30
Section 6.3   Notice of Breach                             31

                         ARTICLE VII
                    ADDITIONAL AGREEMENTS

Section 7.1   Access and Information                       31
Section 7.2   Registration Statement/Proxy Statement       32
Section 7.3   Affiliates; Publication of Combined
                Financial Results                          32
Section 7.4   Stock Exchange Listing                       33
Section 7.5   Employment Arrangements                      33
Section 7.6   Indemnification                              34
Section 7.7   HSR Act                                      35
Section 7.8   Additional Agreements                        35

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

Section 7.9   No Solicitation                              36
Section 7.10  Employee Agreements                          39
Section 7.11  Company Stock Plans                          39
Section 7.12  Independent Auditors                         39

                         ARTICLE VIII
                     CONDITIONS PRECEDENT

Section 8.1   Conditions to Each Party's Obligation to
                Effect the Merger                          39
Section 8.2   Conditions to Obligation of the Company
                to Effect the Merger                       40
Section 8.3   Conditions to Obligations of Parent
                and Sub to Effect the Merger               41

                          ARTICLE IX
              TERMINATION, AMENDMENT AND WAIVER

Section 9.1   Termination                                  42
Section 9.2   Effect of Termination; Fees                  43
Section 9.3   Amendment                                    44
Section 9.4   Waiver                                       44

                          ARTICLE X
                      GENERAL PROVISIONS

Section 10.1  Non-Survival of Representations,
                Warranties and Agreements                  45
Section 10.2  Notices                                      45
Section 10.3  Expenses                                     46
Section 10.4  Publicity                                    46
Section 10.5  Specific Performance                         46
Section 10.6  Interpretation                               47
Section 10.7  Miscellaneous                                47

                       AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT"), dated as of July 28, 1997, by and among National Semiconductor Corporation, a Delaware corporation ("PARENT"), Nova Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and Cyrix Corporation, a Delaware corporation (the "COMPANY"):

                           W I T N E S S E T H:

      WHEREAS, the Board of Directors of Parent has determined that a combination with the Company is in the long-term strategic best interests of its stockholders;

      WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement is consistent with and in furtherance of the long-term business strategy of the Company, and the Company desires to combine its business of designing, developing and marketing microprocessors for the personal computer industry with the semiconductor operations of Parent and for the Company's stockholders to have a continuing equity interest in the combined businesses;

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "MERGER"), upon the terms and subject to the conditions set forth herein;

      WHEREAS, concurrently with the execution and delivery of this Merger Agreement, as a condition and inducement to Parent's willingness to enter into this Merger Agreement, Parent and the Company have entered into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "STOCK OPTION AGREEMENT"), pursuant to which the Company has granted to Parent an option (the "OPTION") to purchase shares of Company Common Stock (as defined below);

      WHEREAS, immediately prior to the execution and delivery of this Merger Agreement, as a condition and inducement to Parent's willingness to enter into this Merger Agreement, certain stockholders of the Company have executed and delivered to Parent a Support Agreement dated as of the date hereof in the form of Exhibit B (the "SUPPORT AGREEMENT"), pursuant to which such stockholders have agreed to vote in favor of the Merger;

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

      WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I

                                 THE MERGER

      Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined below in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall by virtue of the Merger remain "Cyrix Corporation."

      Section 1.2 EFFECTIVE DATE OF THE MERGER. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date and time as may be specified therein, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Merger Agreement in accordance with Section 3.8. When used in this Merger Agreement, the term "EFFECTIVE DATE" shall mean the date and time at which such filing shall have been made or such later date and time as may be specified in such filing.

     Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law
(the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

                                  ARTICLE II

                         THE SURVIVING CORPORATION

     Section 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date except that Article I thereof shall be amended to read "The name of the corporation is Cyrix Corporation," and subject to Section 7.6(c), thereafter may be amended in accordance with its terms and as provided by law and this Merger Agreement.

      Section 2.2 BY-LAWS. The By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation.

      Section 2.3 BOARD OF DIRECTORS; OFFICERS. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                               ARTICLE III

                       CONVERSION OF SECURITIES

      Section 3.1 EXCHANGE RATIO. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

      (a) All shares of capital stock of the Company which are held by the Company or any subsidiary of the Company as treasury stock, and any shares of capital stock of the Company owned by Parent, Sub or any other subsidiary of Parent, shall be cancelled.

      (b) Subject to Section 3.4, each remaining outstanding share of common stock, $.004 par value, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Date shall be converted into
0.825 (the "EXCHANGE RATIO") fully paid and nonassessable shares of the common stock, $.50 par value, of Parent ("PARENT COMMON STOCK"). One preferred share purchase right issuable pursuant to the Rights Agreement dated as of August 8, 1988 between Parent and The First National Bank of Boston, as amended, or any other purchase right issued in substitution thereof (the "PARENT RIGHTS"), shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to this Section 3.1(b), unless the Parent Rights have been redeemed prior to the Effective Date.

      (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock prior to the Effective Date, the Exchange Ratio shall be adjusted accordingly.

      (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

      (e) Each option to purchase Company Common Stock ("COMPANY STOCK OPTIONS") granted under the Company Plans (as defined herein) which is outstanding and unexercised immediately prior to the Effective Date shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as follows: (i) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option multiplied by the Exchange Ratio and rounded to the nearest whole share; and (ii) the exercise price per share of Parent Common Stock under the new option shall be equal to the quotient of the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio and rounded to the nearest whole cent. The terms and conditions of the new option, including vesting provisions, shall be the same as the original option except that all references to the Company shall be deemed to be references to Parent. The adjustment provided herein with respect to any Company Stock Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. Prior to the Effective Date, Parent and the Company shall take all action necessary to permit the adjustments set forth in this Section 3.1(e). Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the converted Company Stock Options. As soon as practicable after the Effective Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such options.

      (f) The Company's 5-1/2% Convertible Subordinated Notes due June 1, 2001 (the "COMPANY NOTES") outstanding im mediately prior to the Effective Date shall be assumed by Parent and remain outstanding thereafter as an obligation of Parent and the Surviving Corporation as co-obligors, and, from and after the Effective Date, the holders of the Company Notes shall have the right to convert such Company Notes into the number of shares of Parent Common Stock receivable in the Merger by a holder of the number of shares of Company Common Stock into which such Company Notes could have been converted immediately prior to the Merger. Parent shall enter into a supplemental indenture with respect to such obligations in accordance with the terms of the indenture pursuant to which the Company Notes were issued.

      Section 3.2 PARENT TO MAKE CERTIFICATES AVAILABLE. Prior to the Effective Date, Parent shall select Boston Equiserve or such other person or persons reasonably satisfactory to the Company to act as exchange agent for the Merger (the "EXCHANGE AGENT"). As soon as practicable after the Effective Date, Parent shall make available, and each holder of Company Common Stock to be converted pursuant to Section 3.1 (each, a "COMPANY HOLDER") will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock ("CERTIFICATES") for cancellation, certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.4. Such shares of Parent Common Stock issued in the Merger shall each be deemed to have been issued at the Effective Date.

     Section 3.3 DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Merger Agreement until such persons surrender their Certificates representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a Company Holder for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

      Section 3.4 NO FRACTIONAL SHARES. No certificates or scrip representing less than one full share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 3.1(b). In lieu of any such fractional share, each Company Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to Section 3.1(b) shall be paid upon such surrender cash (without interest) in an amount equal to the product of the closing price of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Tape on the Effective Date multiplied by the fractional interest such Company Holder would otherwise be entitled to receive. For purposes of paying such cash in lieu of fractional shares, all Certificates surrendered for exchange on the same letter of transmittal shall be aggregated, with the holder thereof receiving the aggregate whole number of shares of Parent Common Stock, and no Company Holder shall receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Parent Common Stock with respect to such surrendered Certificates.

      Section 3.5 COMPANY SHAREHOLDERS' MEETING. Unless this Merger Agreement has been terminated pursuant to Section 9.1, the Company shall take all action necessary, in accordance with applicable law and its Restated Certificate of Incorporation and By-laws, to convene a special meeting of the holders of capital stock of the Company entitled to vote thereat (the "COMPANY MEETING") as promptly as practicable for the purpose of considering and taking action upon this Merger Agreement. Subject to Section 7.9(c), the Board of Directors of the Company will recommend that holders of any capital stock of the Company entitled to vote thereon vote in favor of and approve the Merger and the adoption of this Merger Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Merger Agreement.

      Section 3.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the close of business on the Effective Date, the stock transfer books of the Company shall be closed and no transfer of any shares of capital stock of the Company shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Parent Common Stock and/or cash as provided in Sections 3.1(b) and 3.4.

      Section 3.7 ASSISTANCE IN CONSUMMATION OF THE MERGER. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Merger Agreement.

      Section 3.8 CLOSING. The closing of the transactions contemplated by this Merger Agreement shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 A.M. local time as soon as practicable (but in any event within three business days) after the day on which the last of the conditions set forth in
Article VIII is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

                                 ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub represent and warrant to the Company as follows:

      Section 4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect. As used in this Merger Agreement, "PARENT MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole, but excluding any such effect resulting directly and primarily from (i) general economic or financial market conditions or (ii) the announcement or consummation of the Merger.

      Section 4.2 CAPITALIZATION. (a) PARENT. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $.50 par value. As of June 22, 1997, 145,674,568 shares of Parent Common Stock were validly issued and outstanding, fully paid and nonassessable and no shares of Parent Common Stock were held in treasury. As of May 25, 1997, Parent had reserved (x) 6,048,387 shares of Parent
Common Stock for future issuance upon conversion of Parent's 6.50% Convertible Subordinated Notes and (y) 48,105,495 shares of Parent Common Stock for issuance under Parent's stock option, benefit and stock purchase plans, of which options representing the right to purchase an aggregate of 15,327,741 shares of Parent Common Stock were outstanding and 20,931,318 shares were issued (pursuant to option plans). As of June 22, 1997, there were no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Parent's shareholders may vote issued or outstanding. As of May 25, 1997, except for the aforementioned and the Parent Rights, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock or debt securities, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. All of the shares of Parent Common Stock issuable in accordance with this Merger Agreement in exchange for Company Common Stock at the Effective Date in accordance with this Merger Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

     (b) SUB. The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

       Section 4.3 SUBSIDIARIES. The only "Significant Subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "COMMISSION")) ("SIGNIFICANT SUBSIDIARIES") of Parent are those named in the Parent SEC Reports (as defined herein) filed prior to the date of this Merger Agreement. Each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.

Each Significant Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Parent Material Adverse Effect. All the outstanding shares of capital stock of each Significant Subsidiary are validly issued, fully paid and nonassessable and are owned by Parent or by a Significant Subsidiary of Parent free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiaries of Parent.

      Section 4.4 AUTHORITY RELATIVE TO THIS MERGER AGREEMENT. Parent and Sub have the corporate power to enter into this Merger Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Sub. This Merger Agreement constitutes a valid and binding obligation of Parent and Sub enforceable against such parties in accordance with its terms. No other corporate proceedings on the part of Parent or Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Parent and Sub are not subject to or obligated under (i) any charter or by-law provision or (ii) any contract, license, indenture or other loan document, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either individually or in the aggregate, will not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and other governmental approvals required under the applicable laws of any foreign jurisdiction

("FOREIGN LAWS") and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

      Section 4.5 REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished the Company with true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended May 26, 1996, as filed with the Commission, (ii) its Quarterly Reports on Form 10-Q for the quarters ended August 25, 1996, November 24, 1996 and February 23, 1997, as filed with the Commission, (iii) its proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1995, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1995, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that Parent was required to file with the Commission since that date (clauses (i) through (iv) being referred to herein collectively as the "PARENT SEC REPORTS"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein. The financial information set forth in the earnings release promulgated by Parent on June 5, 1997, will not be materially different from the corresponding financial information contained in the audited consolidated financial statements of Parent included in its Annual Report on Form 10-K for the fiscal year ended May 25, 1997, as filed with the Commission.

      Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since December 31, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having a Parent Material Adverse Effect; or (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would be likely to have a Parent Material Adverse Effect.

      Section 4.7 LITIGATION. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries which, alone or in the aggregate, is likely to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or any of its subsidiaries having, or which in the future is likely to have, either alone or in the aggregate, any Parent Material Adverse Effect.

     Section 4.8 INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENTS, ETC. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Registration Statement to be filed with the Commission by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT") and
(ii) the proxy statement of the Company (the "PROXY STATEMENT") required to be mailed to the shareholders of the Company in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder.

      Section 4.9 PARENT ACTION. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of directors (a) approved the Merger in accordance with the DGCL, (b) taken any necessary steps to render Section 203 of the DGCL and the Parent Rights inapplicable to the Merger and the transactions contemplated by this Merger Agreement, and
(c) adopted any necessary resolution having the effect of causing Parent not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

     Section 4.10 COMPLIANCE WITH APPLICABLE LAWS. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "GOVERNMENTAL ENTITY"), except for such permits, licenses, variances, exemptions, orders and approvals the failure of which, individually or in the aggregate, to hold would not have a Parent Material Adverse Effect (the "PARENT PERMITS"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except for such failures to comply which, singly or in the aggregate, would not have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date of this Merger Agreement, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Parent Material Adverse Effect.

     Section 4.11 TAX AND ACCOUNTING MATTERS. Neither Parent nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action, nor are they aware of any circumstances relating to Parent or its affiliates which currently exist, that would (i) prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests" or (ii) prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.12 INTEL LICENSE. To the knowledge of Parent, as of the date of this Merger Agreement, the License Agreement dated June 1, 1976 between Intel Corporation ("INTEL") and Parent, as amended on January 1, 1983, constitutes a valid and binding agreement, remains in full force and effect and does not conflict in any material respect with, or violate in any material respect, the terms of this Merger Agreement or the transactions contemplated hereby.


                                 ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, except as set forth in a disclosure schedule delivered by the Company concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE"), as follows:

     Section 5.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Merger Agreement, "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole, but excluding any such effect resulting directly and primarily from (i) general economic or financial market conditions, (ii) the announcement or consummation of the Merger, including any effect therefrom on the Company's silicon wafer manufacturing agreements, or (iii) adverse developments in the pending litigation between the Company and Intel or between the Company and Creative Labs, Inc. or new litigation between the Company and Intel or between the Company and Creative Labs, Inc. Complete and correct copies as of the date hereof of the Restated Certificate of Incorporation and Bylaws of the Company and each of its Significant Subsidiaries have, to the extent requested, been delivered to Parent as part of the Company Disclosure Schedule.

     Section 5.2 CAPITALIZATION. The authorized capital stock of the Company consists of 60,000,000 shares of Company

Common Stock, and 20,000,000 shares of preferred stock, par value $.004 per share ("COMPANY PREFERRED STOCK"). As of June 29, 1997, 19,681,940 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, no shares of Company Preferred Stock were outstanding, and 545,938 shares of Company Common Stock were held in treasury. There have been no material changes in such numbers of shares through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. As of June 29, 1997, except for (i) employee and director stock options to acquire 3,483,104 shares of Company Common Stock pursuant to the Cyrix Corporation 1988 Incentive Stock Plan, the Cyrix Corporation Employee Stock Purchase Plan, and the Cyrix Corporation Non-Employee Directors Stock Plan and (ii) 3,182,386 shares of Company Common Stock issuable upon conversion of the Company's 5-1/2% Convertible Subordinated Notes due June 1, 2001 (issued pursuant to an Indenture dated May 28, 1996), there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and there have been no material changes in such numbers through the date hereof. No options will accelerate as a result of the execution of this Merger Agreement or consummation of the transactions contemplated hereby.

     Section 5.3 SUBSIDIARIES. The only direct or indirect subsidiaries of the Company are those set forth in Schedule 5.3 of the Company Disclosure Schedule. Each such subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each such subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Company Material Adverse Effect. All the outstanding shares of capital stock of each such subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or by a subsidiary of the Company free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996, the Company does not directly or indirectly own any securities of or any other interest in any other corporation, partnership, joint venture or other business association or entity.

     Section 5.4 AUTHORITY RELATIVE TO THIS MERGER AGREEMENT. The Company has the corporate power to enter into this Merger Agreement, subject to the requisite approval of this Merger Agreement by the holders of a majority of the Company Common Stock, and to enter into the Stock Option Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Merger Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company. Each of this Merger Agreement and the Stock Option Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except for the requisite approval by the holders of Company
Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. No other corporate proceedings are necessary to authorize the Stock Option Agreement and the transactions contemplated thereby. The Company is not subject to or obligated under (i) any charter or by-law provision or (ii) except as set forth in Schedule 5.4 of the Company Disclosure Schedule, any indenture or other loan document, contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement or the Stock Option Agreement, other than, in the case of clause
(ii) only, (A) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either individually or in the aggregate, will not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby or thereby and (B) the laws and regulations referred to in the next sentence. Except as referred to herein or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Foreign Laws and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Merger Agreement or by the Stock Option Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Ad verse Effect or prevent the consummation of the transactions contemplated hereby or thereby.

     Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished Parent with true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 29, 1996, as filed with the Commission, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 30, 1997, as filed with the Commission, (iii) its proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1995, and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1995, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that the Company was required to file with the Commission since that date (the documents listed in clauses (i) through (iv) being referred to herein collectively as the "COMPANY SEC REPORTS"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Schedule 5.6 of the Company Disclosure Schedule, since December 31, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or oth erwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would be likely to have a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; (iv) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company or its subsidiaries as a group, except for (A) increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (B) the granting of stock options in the ordinary course of business to employees of the Company or its subsidiaries who are not directors or executive officers of the Company; (v) any change by the Company or its subsidiaries in their significant accounting policies; or
(vi) any entry into any commitment or transaction material to the Company and its subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     Section 5.7 LITIGATION. Except as disclosed in the Company's SEC Reports filed prior to the date hereof or in Schedule 5.7 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries which, either alone or in the aggregate, is likely to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries having, or which, in the future is likely to have, either alone or in the aggregate, any Company Material Adverse Effect.

     Section 5.8 INFORMATION IN DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by the Company or its subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 5.9 LABOR MATTERS. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its subsidiaries which, individually or in the aggregate, have had or would have a Company Material Adverse Effect.

     Section 5.10 EMPLOYEE BENEFIT PLANS; ERISA. (a) Schedule 5.10 of the Company Disclosure Schedule lists all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee, or director or former director (or beneficiary or dependent thereof) sponsored or maintained by the Company or any of its subsidiaries to which the Company or any of its subsidiaries contributes or is obligated to contribute ("COMPANY PLANS"). Without limiting the generality of the foregoing, the term "Company Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     (b) With respect to each Company Plan, the Company has delivered to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and
(vi) the most recent determination letter from the Internal Revenue Service ("IRS"), if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Company Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments.

     (c) The IRS has issued a favorable determination letter with respect to each Company Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "QUALIFIED COMPANY PLAN") that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Company Plan or the related trust. No Company Plan is intended to meet the requirements of Code Section 501(c)(9).

     (d) All contributions required to be made to any Company Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's Annual Report on Form 10-K for the year ended December 29, 1996, as filed with the Commission.

     (e) The Company and each of its subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans, other than any noncompliance which does not have, or which in the future would not be likely to have, either alone or in the aggregate, a Company Material Adverse Effect. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. No prohibited transaction has occurred with respect to any Company Plan.

     (f)  No Company Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code.

     (g)  No Company Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"), nor has the Company or any Company ERISA Affiliate (as defined below), at any time since September 2, 1974, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (h) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of Parent or any of its subsidiaries following the Effective Date, having, or which in the future would be likely to have, either alone or in the aggregate, a Company Material Adverse Effect.

     (i) Neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

     (j) Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (k) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries, to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan, having, or which in the future would be likely to have, either alone or in the aggregate, a Company Material Adverse Effect.

     (l) For purposes of this Section 5.10, the following terms shall have the following meanings: "CONTROLLED GROUP LIABILITY" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and

(v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Plans; "COMPANY ERISA AFFILIATE" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its subsidiaries or that is a member of the same "controlled group" as the Company or any of its subsidiaries, pursuant to Section 4001(a)(14) of ERISA; and "EMPLOYEE" means any employee or officer of the Company or any of its subsidiaries, and any individual providing services as an independent contractor to the Company or any of its subsidiaries.

     Section 5.11 TAKEOVER PROVISIONS INAPPLICABLE. As of the date hereof and at all times on or prior to the Effective Date, Section 203 of the DGCL is and shall be inapplicable to the Merger and the transactions contemplated by this Merger Agreement and the Stock Option Agreement.

     Section 5.12 COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of directors (i) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (ii) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (iii) recommended the approval of this Merger Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders entitled to vote thereon at the Company Meeting and (iv) adopted any necessary resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement and the Stock Option Agreement.

     Section 5.13 FAIRNESS OPINION. The Company has received the opinion of Goldman, Sachs & Co., financial advisors to the Company, dated the date hereof, to the effect that the consideration to be received by the Company's shareholders in the Merger is fair to the shareholders of the Company.

     Section 5.14 FINANCIAL ADVISOR. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company, and the fees and commissions payable to Goldman, Sachs & Co. as contemplated by this Section 5.14 will be the amount set forth in that certain letter, dated September

13, 1996, from Goldman, Sachs & Co. to the Company, a copy of which has been delivered to Parent.

     Section 5.15 COMPLIANCE WITH APPLICABLE LAWS. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which, individually or in the aggregate, to hold would not have a Company Material Adverse Effect (the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply which, singly or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Merger Agreement, the businesses of the Company and its subsidiaries are not being, and have not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Company Material Adverse Effect.

     Section 5.16 LIABILITIES. As of June 29, 1997, neither the Company nor any of its subsidiaries had any liability or obligation (absolute, accrued, contingent or otherwise, in contract, tort or otherwise and whether or not required by GAAP to be reflected in such Person's balance sheet or other books and records) (a "LIABILITY"), except as and to the extent disclosed or provided for in the most recent Company SEC Reports filed prior to the date of this Merger Agreement or as set forth in Schedule 5.6 of the Company Disclosure Schedule, other than such Liabilities which, individually or in the aggregate, would not have a Company Material Adverse Effect. From and after June 29, 1997, neither the Company nor any of its subsidiaries has in curred, suffered, permitted to exist or otherwise become subject to any Liability, other than Liabilities incurred in the ordinary course of business in accordance with past practice which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 5.17 TAXES. Each of the Company and its subsidiaries has filed all material tax returns, declarations and reports required to be filed by any of them (taking into account all valid extensions of filing dates) and has paid (or the Company has paid on its behalf), or has set up an adequate liability reserve in accordance with GAAP for the payment of, all material taxes required to be paid in respect of the periods covered by such returns, declarations and reports. The information contained in such tax returns, declarations and reports is true, complete and accurate in all material respects. Neither the Company nor any subsidiary of the Company is delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency has not had or would not reasonably be expected to have, a Company Material Adverse Effect. No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been finally settled or paid in full and no requests for waivers of the time to assess any such tax are pending. No material tax return, declaration or report is currently under audit by any taxing authority, and as of the date hereof no written notice of any such audit has been received. For the purposes of this Merger Agreement, the term "tax" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

      Section 5.18 CERTAIN AGREEMENTS. Except as disclosed in Schedule 5.18 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Merger Agreement, neither the Company nor any of its subsidiaries is a party or subject to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $1,000,000; (ii) joint venture agreement or arrangement or any other agreement which has involved or is expected to involve a sharing of revenues of $1,000,000 per annum or more with other persons; (iii) lease for real or personal property in which the amounts of payments which the Company or any subsidiary is required to make on an annual basis exceeds $250,000; (iv) agreement, contract, policy, license, document, instrument, arrangement or commitment that limits in any material respect the freedom of the Company or any subsidiary of the Company to compete in any line of business or with any person or in any geographical area or which would so limit the freedom of the Company or any subsidiary of the Company after the Effective Date; (v) agreement, contract, policy, license, document, instrument, arrangement or commitment which, after giving effect to the transactions contemplated by this Merger Agreement, purports to restrict or bind Parent or any of its subsidiaries other than the Surviving Corporation and its subsidiaries in any respect; (vi) employment, consulting, severance, termination, or indemnification agreement, contract or arrangement providing for future payments with any current or former officer, consultant, director or employee which (A) ex ceeds $100,000 per annum or (B) requires aggregate annual payments or total payments over the life of such agreement, contract or arrangement to such current or former officer, consultant, director or employee in excess of $100,000 or $250,000, respectively, and is not terminable before and after the Merger by it or its subsidiary on 30 days' notice or less without penalty or obligation to make payments related to such termination; or (vii) other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to the Company and its subsidiaries taken as a whole. "INDEBTEDNESS" means any liability in respect of (A) borrowed money,
(B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing. Neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, contract, policy, license, document, instrument, arrangement or commitment (a "CONTRACT"), including, but not limited to, any Company Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or bound by any Contract which upon execution of this Merger Agreement or consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional acts or events) result in the loss of any material benefit, the termination thereof or any payment becoming accelerated or due from the Company or Parent or any of their subsidiaries which loss, termination or acceleration would have a Company Material Adverse Effect.

      Section 5.19 INVENTORY. The inventories of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Reports, and the inventories reflected on the books of the Company and its subsidiaries as of the date hereof, except for normal year-end adjustments made in accordance with GAAP applied consistently with prior periods, (i) are carried as provided in the Company SEC Reports not in excess of the lower of cost or net realizable value and (ii) do not include any inventory which, as of the date of such financial statements, is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company and its subsidiaries as heretofore conducted, in each case net of reserves provided therefor, except for such discrepancies which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 5.20 PATENTS, TRADEMARKS, ETC. (a) The Company and its subsidiaries exclusively own, or are licensed or otherwise have the right to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications and tangible or intangible proprietary information or material that in any material respect are used or proposed by the Company to be used in the business of the Company and any of its subsidiaries as currently conducted or proposed by the Company to be conducted (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), the lack of which, individually or in the aggregate, would have a Company Material Adverse Effect. Schedule 5.20 of the Company Disclosure Schedule lists, as of the date hereof, all material: (A) patents, trademarks, trade names, service marks, registered and unregistered copyrights included in the Company Intellectual Property Rights, the Company's currently marketed software products and a list of which, if any, of such products have been registered for copyright protection with the United States Copyright Office and any foreign offices; and (B) licenses and other agreements to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries is authorized to use any Company Intellectual Property Right. Neither the Company nor any of its subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any material license or agreement described in Schedule
5.20 of the Company Disclosure Schedule, except for such violations or losses which, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has previously provided Parent with a list of any applications for patents, trademarks, trade names, service marks and registered and unregistered copyrights.

     (b) As of the date hereof, except as set forth in Schedule 5.20(b) of the Company Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person, nor does the Company or any subsidiary of the Company know of any valid grounds for any bona fide claims against the use by the Company or any subsidiary of the Company of any Company Intellectual Property Rights which, insofar as reasonably can be foreseen, could, individually or in the aggregate, have a Company Material Adverse Effect. All granted and issued patents and all registered trademarks and service marks listed in Schedule 5.20 of the Company Disclosure Schedule and all copyrights held by the Company or any of its subsidiaries are valid, enforceable and subsisting, other than those the invalidity of which, individually or in the aggregate, would not have a Company Material Adverse Effect. To the Company's knowledge, as of the date hereof, there has not been and there is not any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, employee or former employee which, individually or in the aggregate, would result in a Company Material Adverse Effect.

     (c) No Company Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company or any of its subsidiaries, except for such orders, judgments, decrees, stipulations or agreements which, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Schedule 5.20(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Right, except infringement indemnities agreed to in the ordinary course included as part of the Company's license agreements or terms of sale. Neither the Company nor any of its subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Company Intellectual Property Rights owned by the Company. The Company and its subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property Rights owned by the Company.

      Section 5.21 PRODUCT LIABILITY. The Company is not aware of any claim, or the basis of any claim, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which could, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its subsidiaries have, and on the Effective Date will have, full and adequate insurance coverage for potential product liability claims against it.

     Section 5.22 ENVIRONMENT. (a) As used herein, the term "ENVIRONMENTAL LAWS" means all federal, state, local or Foreign Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

      (b) To the knowledge of the Company, there are, except as disclosed in the Company SEC Reports, with respect to the Company or any of its subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or similar state or local laws, which liabilities, either individually or in the aggregate, would have a Company Material Adverse Effect.

     Section 5.23 TAX AND ACCOUNTING MATTERS. Neither the Company nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action, nor are they aware of any circumstances relating to the Company or its affiliates which currently exist, that would
(i) prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests" or (ii) prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

      Section 5.24 AUTHORIZED STOCK. The Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Company Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Company Common Stock necessary for Parent to exercise in full the Option, and the Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Company Common Stock or other securities which may be issued pursuant to the Stock Option Agreement upon exercise of the Option. The shares of Company Common Stock to be issued upon due exercise of the Option, including all additional shares of Company Common Stock or other securities which may be issuable pursuant to the Stock Option Agreement, upon issuance pursuant thereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of the Company.


                                 ARTICLE VI

                   CONDUCT OF BUSINESS PENDING THE MERGER

      Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

          (i) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their diligent efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its subsidiaries to, (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not result in a Company Material Adverse Effect;

          (ii) except as required by this Merger Agreement, the Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries; (B) amend its Restated Certificate of Incorporation or Bylaws; (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property; or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

          (iii) the Company shall not, nor shall it permit any of its subsidiaries to, (A) except as contemplated by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any Indebtedness or any options, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to the exercise of Company Stock Options or the conversion of Company Notes outstanding on the date hereof (other than as set forth in Schedule 6.1 of the Company Disclosure Schedule); (B) acquire, lease or dispose of, or agree to acquire, lease or dispose of, any capital assets or any other assets other than in the ordinary course of business; (C) incur additional Indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business (other than as set forth in Schedule 6.1 of the Company Disclosure Schedule); (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this clause (D) which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (iv) the Company shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable law and except as provided in Section 7.5 and Section 7.11, (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any current or former director, officer, employee or independent contractor; (B) increase in any manner the compensation or fringe benefit of any director, officer, employee or independent contractor (other than in the ordinary course of business consistent with past practice but in no event in excess of 3%); (C) other than as set forth in Schedule 6.1 of the Company Disclosure Schedule, pay any benefit not provided under any existing plan or arrangement; (D) other than as set forth in Schedule 6.1 of the Company Disclosure Schedule, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions or the acceleration of exercisability in any Company Plan or agreements or awards made thereunder) (other than payments of bonuses in the ordinary course of business pursuant to the Company's Management-By-Objective
     (MBO) bonus plan or arrangement); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan; or
     (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

          (v) the Company shall not, nor shall it permit any of its subsidiaries to, make any investments in non-investment grade securities, PROVIDED, HOWEVER, that the Company will be permitted to create new wholly owned subsidiaries in the ordinary course of business;

          (vi) the Company shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; and

          (vii) the Company shall not, nor shall it permit any of its subsidiaries to, except as required by law or GAAP, change any of its significant accounting policies or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the last taxable year.

     Section 6.2  CONDUCT OF BUSINESS BY PARENT AND SUB PENDING THE MERGER.
(a) PARENT. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Merger Agreement:
(i) Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Significant Subsidiaries to, use their diligent efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date, PROVIDED, HOWEVER, that nothing contained herein shall prevent Parent from creating new wholly owned subsidiaries in the ordinary course of business as long as the creation of such subsidiaries (either alone or in the aggregate) will not have a Parent Material Adverse Effect; and (ii) the Parent shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

      (b) SUB. During the period from the date of this Merger Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Merger Agreement.

     Section 6.3 NOTICE OF BREACH. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Merger Agreement and will use its best efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Company Disclosure Schedule.


                                 ARTICLE VII

                            ADDITIONAL AGREEMENTS

      Section 7.1 ACCESS AND INFORMATION. Subject to the limitations imposed by third party confidentiality agreements, each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement, dated April 29, 1997, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

      Section 7.2 REGISTRATION STATEMENT/PROXY STATEMENT. (a) As promptly as practicable after the execution of this Merger Agreement, the Company and Parent shall prepare and the Company shall file with the Commission preliminary proxy materials which shall constitute the preliminary Proxy Statement and a preliminary prospectus with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the Commission the definitive Proxy Statement and Parent shall file with the Commission the Registration Statement and Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

      (b) Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

      Section 7.3  AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS.
(a) Prior to the Effective Date the Company shall cause to be delivered to Parent an opinion (satisfactory to counsel for Parent) of the general counsel of the Company or such law firm as may be reasonably satisfactory to Parent, identifying all persons who were, in his or its opinion, at the time of the Company Meeting convened in accordance with Section 3.5, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "AFFILIATES").

      (b) The Company shall use its best efforts to obtain a written agreement in the form set forth as Exhibit C to this Merger Agreement from each person who is identified as a possible Affiliate in the opinion referred to in clause (a) above, providing that such Affiliate will not (i) offer to sell, sell or otherwise dispose of any of the capital stock of Parent issued to such Affiliate pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act and (ii) except to the extent and under the conditions permitted therein, during the period commencing 30 days prior to the Merger and ending at the time of publication of financial results (including combined sales and net income) covering at least 30 days of post-merger operations, sell or in any other way reduce such Affiliate's risk relative to any Parent Common Stock received in the Merger (within the meaning of the Commission's Financial Reporting Release No. 1, "CODIFICATION OF FINANCING REPORTING POLICIES,"
Section 201.01 (47 F.R. 21030) (April 15, 1982)). The Company shall deliver such written agreements to Parent on or prior to the earlier of (i) the mailing of the Proxy Statement or (ii) the thirtieth day prior to the Effective Date.

      (c) If the Effective Date is less than 30 days prior to the end of Parent's fiscal quarter, Parent shall use reasonable efforts to prepare and publicly release as soon as practicable following the end of the first month ending at least 30 days after the Effective Date, a report filed with the Commission on Form 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company following the Effective Date; PROVIDED that Parent need not prepare and release such results if, in its good faith judgment, it determines that such release would not be in the best interests of Parent.

      Section 7.4 STOCK EXCHANGE LISTING. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger.

      Section 7.5 EMPLOYMENT ARRANGEMENTS. (a) After the Effective Date, Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between the Company or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under any Company Plan, each as of the date hereof except for changes thereto which are permitted by this Merger Agreement or otherwise agreed to by the parties thereto.

      (b) For a period of 12 months after the Effective Date, Parent shall provide, or shall cause the Surviving Corporation to provide, generally to the officers and employees of the Surviving Corporation and its subsidiaries employee benefits, including, without limitation, pension benefits, health and welfare benefits, and severance arrangements, on terms and conditions in the aggregate that are no less favorable than those provided under the Company Plans as of the date hereof. Parent shall, or shall cause the Surviving Corporation to, credit officers and employees of the Company and its subsidiaries, with their service with the Company and its subsidiaries for purposes of eligibility to participate and vesting with respect to employee benefit plans of Parent and the Surviving Corporation. Individual eligibility for participation in the medical plans of Parent or the Surviving Corporation shall not be subject to any exclusions for preexisting conditions other than any such exclusions provided in the medical plans of the Company or its subsidiaries. Amounts paid before the Effective Date by directors, officers and employees under medical plans of the Company and its subsidiaries shall be taken into account after the Effective Date in applying deductible and out-of-pocket limits applicable under the medical plans of Parent and the Surviving Corporation to the same extent as if such amounts had been paid under the medical plans of Parent and the Surviving Corporation.

      (c) It is the intent of Parent, after the Effective Date, to permit employees of the Company and its subsidiaries to participate in the incentive and compensation plans of Parent on a basis equivalent to similarly situated employees of Parent.

      Section 7.6 INDEMNIFICATION. (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company (the "INDEMNIFIED PARTIES") against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Merger Agreement to the fullest extent permitted or required under applicable law. Parent agrees that all rights to indemnification existing in favor of the current or former directors, officers or employees of the Company or any of its subsidiaries as provided in the Company's
Restated Certificate of Incorporation or By-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. Parent agrees to maintain or cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Date policies of directors' and officers' liability insurance equivalent to those maintained by the Company with respect to matters occurring on or prior to the Effective Date; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to pay an aggregate premium for such insurance in excess of $1.2 million, but in such case shall purchase as much coverage as possible for such amount.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contem plated by this Merger Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     (c) The provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation pertaining to indemnification of current and former directors, officers and employees shall not be amended, repealed or otherwise modified for a period of six years after the Effective Date (or, in the case of matters which are pending but which have not been resolved prior to the sixth anniversary of the Effective Date, until such matters are finally resolved), in any manner that would adversely affect the rights thereunder of individuals who at any time on or prior to the Effective Date were directors, officers or employees of the Company in respect of actions or omissions occurring on or prior to the Effective Date (including, without limitation, the transactions contemplated by this Merger Agreement).

     (d) The provisions of this Section 7.6 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

      Section 7.7 HSR ACT. The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, including, but not limited to, the Stock Option Agreement and the transactions contemplated thereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

      Section 7.8 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger or the Stock Option Agreement, subject to the appropriate vote of the shareholders of the Company. Not withstanding the foregoing, neither Parent nor any of its subsidiaries shall be required to take any action, and without Parent's prior written consent neither the Company nor any of its subsidiaries shall agree to take any action, that would in any way restrict or limit the conduct of business from and after the Effective Date by Parent, the Company or any subsidiary of either (including, without limitation, any divestiture of any business, product line or asset).

      (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the pur poses of this Merger Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

      (c) Following the Effective Date, Parent shall use its best efforts to conduct the business, and shall cause the Surviving Corporation to use its best efforts to conduct its business, except as otherwise contemplated by this Merger Agreement, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

      Section 7.9 NO SOLICITATION. (a) As used herein, the term "ACQUISITION PROPOSAL" means any proposed (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its subsidiaries representing 30% or more of the consolidated assets of the Company and its subsidiaries in one transaction or a series of transactions, (iii) issue, sale, or other acquisition or disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Company or (iv) transaction in which any person shall or would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group"

(as such term is defined under the Exchange Act) shall have been formed which beneficially owns or would own or has or would have the right to acquire beneficial ownership of 20% or more of the outstanding Company Common Stock, other than transactions contemplated by this Merger Agreement or the Stock Option Agreement.

      (b) Neither the Company nor any of its subsidiaries shall, nor shall the Company authorize or permit its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates to, take any action to (i) solicit, initiate or encourage (including by way of furnishing information) the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that if, at any time prior to the obtaining of Company stockholder approval of the Merger, the Board of Directors of the Company determines in good faith by a majority vote, based on the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties to stockholders under applicable law, the Company may, in response to a written Acquisition Proposal which the Board of Directors of the Company determines in good faith by a majority vote, based on the opinion of a financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company's stockholders than this Merger Agreement, the Merger and the transactions contemplated hereby, and which proposal was not solicited by the Company or otherwise result from a breach of this Section 7.9(b), and subject to the Company's compliance with
Section 7.9(d), (A) furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement containing terms at least as favorable to the Company as those contained in the confidentiality agreements in place between the Company and Parent and (B) participate in discussions or negotiations with respect to such Acquisition Proposal.

      (c) Except as expressly permitted by this Section 7.9, neither the Board of Directors of the Company, nor any committee thereof, shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the adoption and approval of the matters to be considered at the Company Meeting, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (written or otherwise) related to any Acquisition Proposal (each, an "ACQUISITION AGREEMENT"). Notwithstanding the foregoing, in the event that prior to the obtaining of Company stockholder approval of the Merger, there exists a Superior Proposal (as defined herein), the Board of Directors of the Company may, if it determines in good faith by a majority vote, based on the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties to stockholders under applicable law, approve or recommend such Superior Proposal and terminate this Merger Agreement, PROVIDED (i) the Company shall have given Parent written notice (a "SUPERIOR PROPOSAL NOTICE") at least five business days prior to such termination advising Parent that the Board of Directors of the Company has received a Superior Proposal which the Board of Directors has authorized and intends to effect, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (ii) the Company shall otherwise be in compliance with its obligations under this Merger Agreement and the Stock Option Agreement and (iii) the Company pays, or causes to be paid, to Parent the amounts contemplated by Section 9.2(b) prior to terminating this Merger Agreement. For purposes of this Merger Agreement, a "SUPERIOR PROPOSAL" means any written proposal made by a third party to acquire, directly or indirectly, more than 50% of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, based on the opinion of a financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company's stockholders than this Merger Agreement, the Merger and the transactions contemplated hereby and for which financing, to the extent required, is then committed.

      (d) In addition to the obligations set forth in paragraphs (b) and (c) of this Section 7.9, the Company will promptly communicate to Parent in writing any solicitation received, directly or indirectly, by the Company and will furnish to Parent a copy of any such solicitation or proposal, if it is in writing, or a written summary of the terms of such proposal or inquiry if it is not in writing, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. The Company shall promptly advise Parent of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

      (e) Nothing contained in this Section 7.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stock holders if, in the good faith judgment of its Board of Directors, based on the advice of outside counsel, failure so to disclose would result in a violation of applicable law; PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the matters to be considered at the Company Meeting or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, except as provided in Section 7.9(c).

      Section 7.10 EMPLOYEE AGREEMENTS. The Company shall use all reasonable efforts to cause the individuals listed on Annex A hereto (and such additional persons as Parent and the Company shall agree upon) to execute, at or prior to the Effective Date, the agreements set forth next to their respective names on such Annex A.

      Section 7.11 COMPANY STOCK PLANS. If the Effective Date occurs subsequent to December 31, 1997, the Company shall terminate the Company Employee Stock Purchase Plan ("COMPANY PURCHASE PLAN") by having its Board of Directors amend the Company Purchase Plan to terminate at the earlier of (i) the end of the current stock offering period under the Company Purchase Plan or (ii) immediately prior to the Effective Date. If the Effective Date occurs on or prior to December 31, 1997, the current stock offering period shall continue through December 31, 1997, and any options issued under the Company Purchase Plan which are outstanding and unexercised immediately prior to the Effective Date shall be converted into options to purchase a number of shares of Parent Common Stock pursuant to Section 3.1(e).

     Section 7.12 INDEPENDENT AUDITORS. The Company shall provide to Parent a letter from Ernst & Young LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                            ARTICLE VIII

                       CONDITIONS PRECEDENT

      Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

      (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

      (b) The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

      (c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

      (e) No temporary restraining order, preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction (each, an "INJUNCTION") which prohibits or prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such Injunction lifted), and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

      (f) The Company shall have received from Ernst & Young LLP, independent auditors for the Company, a letter addressed to the Company dated within two days prior to the Effective Date, in substance reasonably satisfactory to Parent and the Company, to the effect that Ernst & Young LLP concurs with Company management conclusions that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a pooling of interests and Parent shall have received from KPMG Peat Marwick LLP, independent auditors for Parent, a letter addressed to Parent dated within two days prior to the Effective Date, in substance reasonably satisfactory to Parent and the Company, to the effect that KPMG Peat Marwick LLP concurs with Parent management conclusions that no conditions exist that would preclude Parent from accounting for the Merger as a pooling of interests.

     Section 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

      (a) Parent and Sub shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true in all material respects (except for any such representations or warranties which are qualified as to Parent Material Adverse Effect, which shall be true and correct in all respects) when made and on and as of the Effective Date as if made on and as of such date, except for representations and warranties which are by their express provisions made as of a specific date or dates, which were or will be true in all material respects (except for any such representations or warranties which are qualified as to Parent Material Adverse Effect, which were or will be true and correct in all respects) at such time or times as stated therein, and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent to that effect.

      (b) The Company shall have received a favorable opinion of Vinson & Elkins L.L.P., based upon certain factual representations of the Company, Parent and Sub reasonably requested by such counsel, dated the Effective Date, to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code.

      Section 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

      (a) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of the Company contained in this Merger Agreement shall be true in all material respects

(except for any such representations or warranties which are qualified as to Company Material Adverse Effect, which shall be true and correct in all respects) when made and on and as of the Effective Date as if made on and as of such date, except for representations and warranties which are by their express provisions made as of a specific date or dates which were or will be true in all material respects (except for any such rep resentations or warranties which are qualified as to Company Material Adverse Effect, which were or will be true and correct in all respects) at such date or dates, and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

     (b) Parent shall have received a favorable opinion of Wachtell, Lipton, Rosen & Katz, based upon certain factual representations of the Company, Parent and Sub reasonably requested by such counsel, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

      (c) The Company shall have obtained all consents, appeals, releases or authorizations from, and shall have made all filings and registrations to or with, any person, including but not limited to any Governmental Entity, necessary to be obtained or made in order to consummate the transactions contemplated by this Merger Agreement.

                                  ARTICLE IX

                      TERMINATION, AMENDMENT AND WAIVER

      Section 9.1 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

     (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

     (b) by either Parent or the Company, if the Merger shall not have been consummated on or before April 30, 1998; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform in any material respect any covenant under this Merger Agreement has been the cause of or resulted in whole or in part in the failure of the Merger to be consummated before such date;

      (c) by either Parent or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

      (d) by either Parent or the Company, if this Merger Agreement and the transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Meeting, or by Parent if this Merger Agreement and the transactions contemplated hereby shall not have received the requisite vote for approval and adoption by the stockholders of the Company at the Company Meeting prior to February 28, 1998;

      (e) by Parent, if the Board of Directors of the Company withdraws, modifies in a manner adverse to Parent, or refrains from making its recommendation concerning the Merger referred to in Section 3.5, or, other than in connection with the Company's delivery of a Superior Proposal Notice, discloses its intention to change such recommendation, or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or the Company shall have entered into an Acquisition Agreement, or, other than in connection with the Company's delivery of a Superior Proposal Notice, the Board of Directors of the Company shall have resolved to do any of the foregoing; or

      (f) by the Company, if, pursuant to Section 7.9(c), (A) the Board of Directors of the Company has delivered to Parent a Superior Proposal Notice,
(B) the Company has paid the Termination Fee and Expenses (as defined in Section 9.2), (C) the Company shall otherwise be in compliance with its obligations under this Merger Agreement and the Stock Option Agreement and
(D) five business days have passed since Parent received the Superior Proposal Notice.

      Section 9.2 EFFECT OF TERMINATION; FEES. (a) In the event of termination of this Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company, Parent or Sub or their respective officers or directors; provided that Article V insofar as such representations and warranties relate to the Stock Option Agreement, the last sentence of Section 7.1, Section 7.7 (with respect to the Stock Option Agreement and the transactions contemplated thereby) and Section 7.8 (with respect to the Stock Option Agreement and the transactions contemplated thereby) and Sections 9.2, 10.3 and 10.7 shall survive the termination.

     (b) The Company shall pay to Parent (by wire transfer to an account designated by Parent) a Termination Fee (as defined below) and, notwithstanding Section 10.3, the out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, printing and mailing, investment bankers, experts and consultants) incurred in connection with this Merger Agreement and the transactions contemplated hereby ("EXPENSES") of Parent and Sub up to $2 million, if: (i) Parent terminates this Merger Agreement pursuant to Section 9.1(e); (ii) the Company terminates this Merger Agreement pursuant to Section 9.1(f); or (iii) (A) the Company or Parent terminates this Agreement pursuant to Section 9.1(d), and (B) within twelve months after such termination (1) the Company enters into an Acquisition Agreement or (2) any Acquisition Proposal is consummated with respect to the Company.

      (c) The Termination Fee shall be equal to $25 million, less the Aggregate Spread (as defined in the Stock Option Agreement) (if greater than zero) on the date of issuance of shares of Company Common Stock theretofore issued to Parent pursuant to the Stock Option Agreement; provided, however, that the Termination Fee shall not be reduced by the Aggregate Spread if Parent has theretofore exercised its right under Section 7(a) of the Stock Option Agreement to put all of the Company Shares (as defined in the Stock Option Agreement) to the Company in exchange for a payment equal only to the aggregate Exercise Price (as defined in the Stock Option Agreement). The Termination Fee shall be paid as promptly as practicable and in no event later than (A) in the event of termination by the Company as described in clause (ii) of Section 9.2(b), immediately prior to such termination (and no such termination shall be effective until such payment is made); (B) in the event of termination by Parent as described in clause (i) of Section 9.2(b), two business days after such termination; or (C) in the event of the circumstances described in clause (iii) of Section 9.2(b), immediately prior to the earlier of the entry into an Acquisition Agreement or the consummation of any Acquisition Proposal. In the event that Expenses are payable pursuant to this Section 9.2, such Expenses shall be reimbursed within two business days following receipt by the Company from Parent of a statement of the amount thereof.

      Section 9.3 AMENDMENT. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the shareholders of the Company, but, after such approval, no amendment shall be made which changes the ratio at which Company Common Stock is converted into Parent Common Stock as provided in Section 3.1 or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 WAIVER. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that no such waiver shall materially adversely affect the rights of stockholders of the Company and Parent. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE X

                             GENERAL PROVISIONS

      Section 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.6 and the agreements referred to in Sections 7.3(b), 7.3(c), 7.5, 7.6, 7.8, 10.1, 10.3 and 10.7.

      Section 10.2 NOTICES. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, telecopy or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to the Company:

                  Cyrix Corporation
                  2703 North Central Expressway
                  Richardson, Texas 75080
                  Attention: James W. Swent, III
                  Telecopy No.: (972) 234-4443

                  With a copy to:

                  Vinson & Elkins L.L.P.
                  2001 Ross Avenue
                  Dallas, Texas 75201
                  Attention: Derek R. McClain, Esq.
                  Telecopy No.: (214) 220-7716


                  If to Parent or Sub:

                  National Semiconductor Corporation
                  2900 Semiconductor Drive
                  P.O. Box 58090
                  Santa Clara, California 95052
                  Attention: John M. Clark III, Esq.
                  Telecopy No.: (408) 733-0293

                  With a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Attention: Barry A. Bryer, Esq.
                  Telecopy No.: (212) 403-2000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.2.

      Section 10.3 EXPENSES. Except as provided in Section 9.2(b) and (c), all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby (regardless of whether the Merger is consummated) shall be paid by the party incurring such expenses, except that the Parent and Company agree to each pay 50% of all printing expenses incurred by the parties hereto.

      Section 10.4 PUBLICITY. So long as this Merger Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Merger Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 10.4.

      Section 10.5 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.6 INTERPRETATION. When a reference is made in this Merger Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" means corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

      Section 10.7 MISCELLANEOUS. This Merger Agreement and the Stock Option Agreement (including the documents and instruments referred to herein and therein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement, as the same may be amended, PROVIDED, that the provisions set forth in the ninth paragraph of the Confidentiality Agreement shall have no further force and effect); (b) except as provided in Section 7.6 of this Merger Agreement, are not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be as signed by operation of law or otherwise, except that Sub shall have the right to assign to Parent or any direct wholly owned subsidiary of Parent any and all rights and obligations of Sub under this Merger Agreement; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                         NATIONAL SEMICONDUCTOR CORPORATION


                            By /s/ Brian L. Halla
                               --------------------------------------
                               Name:  Brian L. Halla
                               Title:  Chairman, President, CEO


                         NOVA ACQUISITION CORP.


                            By /s/ Donald Macleod
                               --------------------------------------
                               Name:  Donald Macleod
                               Title: CFO/VP


                         CYRIX CORPORATION


                            By /s/ James W. Swent III
                               --------------------------------------
                               Name:  James W. Swent III
                               Title: Sr. V.P.